Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) between Virtusa Corporation (the “Company” or “Virtusa”) and Mr. Raj Rajgopal (“Executive”) and shall be effective as of the Effective Date (as defined below).

WHEREAS, Executive will be transitioning out of the Company;

WHEREAS, although Executive’s resignation is not a Terminating Event under Executive’s Employment Agreement (as defined below), the Company and Executive desire to make this transition as smooth as possible for the Company and the Executive; and

WHEREAS, all capitalized terms not defined, shall have the meaning set forth in the Employment Agreement.

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Resignation.  Subject to the terms of this Agreement, Executive’s employment shall continue through and include March 1, 2019, at which time his resignation from employment shall be effective at 11:59 p.m. ET.  The last day of Executive’s employment, whether it is March 1, 2019 or an earlier date, is referred to herein as the “Resignation Date.”  On the Resignation Date (or on any earlier date if requested by the Company’s Board of Directors (the “Board”)), Executive shall resign from his positions as the Company’s President, Digital Enterprise Services, and any other positions he holds with the Company.  If so requested by the Company, Executive shall sign any document reasonably requested by the Company to confirm any such resignations.  Although Executive’s resignation is not a Terminating Event under the Executive Agreement dated as of July 15, 2009 by and between the Company and Executive (“Employment Agreement”), the Company values Executive’s past and future contributions and would like to make this transition as smooth as possible.  To that end, the Company is offering Executive certain Transition Benefits, as set forth in Section 3, if he enters into, does not revoke, and complies with this Agreement.  This Agreement constitutes and satisfies the Notice of Termination and other applicable notice provisions in Section 8 of the Employment Agreement.  Notwithstanding the foregoing, the Company may terminate Executive’s employment with the Company for Cause, as defined in the Employment Agreement, at any time prior to March 1, 2019, including if he (i) violates any written agreement with the Company or any written company policy, or (ii) engages in any misconduct or inappropriate behavior, as reasonably determined in good faith by the Company.  For the avoidance of doubt, if Executive’s employment with the Company is terminated for Cause, he shall not be entitled to the benefits set forth in Section 3 of this Agreement.

2.                                      Final Payments and Benefits Information.  Regardless of whether Executive enters into this Agreement, the following terms and conditions shall apply:

(a)                                 On the Resignation Date, the Company shall pay Executive for all salary earned but not yet paid through the last day of employment.

(b)                                 Executive acknowledges that, consistent with Company policy, Executive has 160 hours of accrued but unused vacation time as of the date hereof. On the Company’s next regular payroll date after the Resignation Date, Executive will be eligible for payment for all unused, accrued vacation days, if any, through the Resignation Date.

(c)                                  The Company shall provide Executive with the right to continue group medical and dental insurance coverage after the last day of employment, under 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”).  If Executive enters into and does not revoke and complies with this Agreement, and provided he is not terminated by the Company for Cause, then his COBRA continuation rights shall be as further described in paragraph 3(b) of this Agreement.  Otherwise, the premiums for COBRA continuation shall be payable by Executive.

(d)                                 Executive shall continue to vest in his outstanding equity awards until the Resignation Date pursuant to the equity plans and associated award agreements between Executive and the Company (collectively the “Equity Documents”).  For the avoidance of doubt, all then unvested shares shall lapse and be forfeited as of the day immediately following the Resignation Date.  In accordance with the Equity Documents, Executive must exercise any vested stock options within a limited amount of time from the Resignation Date.  In the interest of clarity, in no event may options that are not exercised within 90 days of the last day of Executive’s employment be deemed to be incentive stock options.

(e)                                  Except as otherwise provided herein, Executive’s eligibility to participate in any other employee benefit plans and programs of the Company ceases on the Resignation Date in accordance with applicable benefit plan or program terms.

3.                                      Additional Consideration.  If Executive does not accelerate his resignation without the Board’s consent and he is not terminated by the Company for Cause prior to March 1, 2019, and subject to, and in consideration of, Executive’s execution and nonrevocation of and compliance with this Agreement and his subsequent execution of the Certificate attached hereto as Exhibit A (the “Certificate”) within the time period specified therein, as well as his compliance with the terms hereof, Virtusa shall provide Executive with the following termination benefits (the “Termination Benefits”).  Those Termination Benefits consist of:

(a)                                 A lump sum payment equal to four months annual base salary (at the rate in effect on the Resignation Date), which is equal to one hundred thirty-three thousand, three hundred thirty-three dollars ($133,333.00) (the “Cash Severance Benefit”).  Such amount shall be less applicable deductions and withholdings and shall be paid in one lump sum payment on the Company’s next regular payroll date that occurs six months after the Resignation Date;

(b)                                 Continuation of group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the Resignation Date, until six months after the Resignation Date.  Notwithstanding the foregoing, nothing in this Section 3 shall be construed to affect Executive’s right to receive COBRA continuation entirely at Executive’s own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive’s right to cost sharing under this Section 3(b) ceases; and

(c)                                  Notwithstanding anything to the contrary, including the terms of Section 4(b)(i) of the Employment Agreement, in consideration of the benefits being provided to Executive hereunder, Executive forever releases and waives any right to payments of any variable cash compensation (“VCCP”) under the executive variable cash compensation plan as approved by the Board of Directors of the Company for the fiscal year ending March 31, 2019 as applied to all executives of the Company.  For the avoidance of doubt, Executive shall earn no VCCP of any kind, including for the fiscal year ending March 31, 2019.

4.                                      Release of Claims.

(a)                                 General Release of Claims by Executive .  In consideration of his continued employment with the Company, his continued vesting of his equity awards, the payments noted above in Section 3, and other good and valuable consideration, the adequacy of which Executive acknowledges, Executive and his representatives, agents, spouse, estate, heirs, successors and assigns (the “Mr. Rajgopal Releasors”) hereby release each of the “Virtusa Released Parties” (as defined below in Section 4(f)) from any and all claims, causes of actions, and liabilities (whether accrued or unaccrued, whether or not now recognized, whether known or unknown, whether arising under federal, state, or local law), arising at any time up to and including the date that he executes this Agreement (hereafter collectively “Claims”), that the Mr. Rajgopal Releasors have, may have, or may claim to have against any of the Virtusa Released Parties.

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) Executive’s employment, change in employment status, and/or termination of employment with Virtusa;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; COBRA, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; and laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any Massachusetts state or local laws respecting employment, including but not limited to:  the Massachusetts Wage Payment Act, M.G.L. c. 149, § 148; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B; the Massachusetts Parental Leave Act, M.G.L. c. 149, § 105D; the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D; the Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C; the Massachusetts Domestic Violence Leave Act, M.G.L. c. 149, § 59E; the Massachusetts Civil Rights Act, M.G.L. c. 12, § 11H et seq.; the Massachusetts Equal Rights Act; M.G.L. c. 93, § 102 et seq.; the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A et seq.; the Massachusetts Law Against Sexual Harassment, M.G.L. c. 214, § 1C et seq.; and the Massachusetts Law Against Retaliation, M.G.L. c. 19C, § 11. et seq., as well as the laws of any other State in which he performed services;

(iv) breach of contract, including, without limitation, the terms of the Employment Agreement, or breach of the implied covenant of good faith and fair dealing;

(v) wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy;

(vi) any Claim for any VCCP payment of any kind, equity awards, equity, stock or stock options, profits interest and any net cash distributions in Virtusa or the Virtusa Released Parties; and

(vii) any other tort, statutory or common law cause of action.

(b)                                 Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:  Because Executive will be 40 years of age or older as of the Resignation Date, he is hereby informed that he has or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”), and he agrees and understands that:

(i) In consideration for the payment and benefits described herein, which he is not otherwise entitled to receive, he specifically waives such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) He understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him;

(iii) He acknowledges that he has been advised of his right to consult with his counsel of choice prior to executing this Agreement, that he has twenty-one (21) days to review this Agreement and consider its terms before signing it, and he has not been subject to any undue or improper influence interfering with the exercise of his free will in deciding whether to consult with counsel;

(iv) He has carefully read and fully understands all of the provisions of this Agreement, he knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and he acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document; and

(v) He may revoke this Agreement for a period of seven (7) days following his execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  This Agreement shall become effective on the first business day following the revocation period (the “Effective Date”).

(c)  Interpretation/Class Action Waiver.  The foregoing release-of-claims provision set forth in Sections 4(a) and (b) shall be given the broadest possible interpretation permitted by law.  This release is intended by the Mr. Rajgopal Releasors to be all encompassing and a full and total release of any Claims, whether specifically enumerated herein or not, that they may have or have had against the Virtusa Released Parties up to the date Executive executes this Agreement.  The Mr. Rajgopal Releasors further agree to release and discharge the Virtusa Released Parties from any and all claims which might be made by any other person or organization on Executive’s behalf and they specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against Virtusa are made involving any matters subject to release pursuant to Sections 4(a) and (b).

(d)  Exclusions from General Release.  Excluded from the General Release of Claims provision set forth in Sections 4(a) and (b) are any claims or rights that cannot be waived by law, including the right to file a charge with an administrative agency, including the EEOC, or participate in any agency investigation, hearing or proceeding.  Executive, however, is waiving his right to recover money in connection with such a charge or investigation.  Executive also is waiving his right to recover money in connection with a charge filed by any other individual or individuals, or by the EEOC, or any other federal or state agency; provided that nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.  The Parties agree that the General Release of Claims provision set forth in Section 4(a) and (b) does not release claims for violation or breach of this Agreement.

(e)  Covenant Not to Sue.  A “covenant not to sue” is a legal term which means an agreement or promise not to file a lawsuit in court.  It is different from the General Release of Claims contained in Section 4(a).  Besides waiving and releasing the claims covered by Sections 4(a) and (b), Executive further agrees never to sue the Virtusa Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a).  Notwithstanding this Covenant Not To Sue, Executive may bring a claim to enforce this

Agreement.

(f)  Definition of Virtusa Released Parties.  As used in this Agreement, “Virtusa Released Parties” shall be interpreted as broadly as possible and shall mean (without limitation): (i) Virtusa Corporation; (ii) all of its past, present, and future subsidiaries, parents, affiliates, and divisions; and (iii) all of the past, present, and future officers, directors, managers, employees, shareholders, members, joint venturers, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all both individually, in their capacity acting on Virtusa’s behalf and in their official capacities) of all of the aforementioned legal entities.

(g)  Accord and Satisfaction. The amounts set forth in this Agreement, coupled with all previous payments made to Executive by Virtusa, shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Virtusa Released Parties to the Mr. Rajgopal Releasors, including, without limitation, any and all amounts due under the Employment Agreement and any and all claims for wages, salary, draws, incentive pay, bonuses (including the VCCP), stock and stock options, any type of equity, net cash distributions, profits interest, commissions, severance pay, reimbursement of expenses, vacation pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5.                                      Executive’s Additional Agreements, Representations and Obligations/Non-Disparagement.

(a)  Non-Disparagement;.  Executive agrees not to take any action or make any statement, written or oral, which (1) disparages or criticizes the Virtusa Released Parties, their officers, directors, investors or employees; (2) disparages or criticizes the Virtusa Released Parties’ business practices; or (3) which disrupts or impairs the Virtusa Released Parties’ normal operations, including actions that would (x) harm the Virtusa Released Parties’ reputation with their current and prospective clients, business partners, shareholders, or the public, or (y) interfere with existing contracts or employment relationships with current and prospective clients, business partners or the Virtusa Released Parties’ employees.  Executive agrees that these non-disparagement obligations apply to any communications he may initiate, participate in or have through “Social Media.”  “Social Media” includes, but is not limited to, social or professional networking websites, wikis, blogs, virtual worlds, personal websites, image-sharing websites, video-sharing websites, message boards, chat rooms, and discussion forums.  Virtusa agrees that its Board members and Seni Executives will not disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement prohibits the Parties’ truthful testimony in any legal proceeding, participating in any government investigation or otherwise affect rights as set forth in Section 4(d) of this Agreement.

(b)  Agreed-Upon Message to Customers and Third Parties.  The Parties agree that, with respect to any communications with Company customers and employees about Executive’s transition and resignation from employment, both Parties shall state that, “Mr. Rajgopal has decided to resign from employment to pursue other opportunities,” or words to that effect.

(c)  Non-disclosure and Non-competition Agreement.  Executive acknowledges the existence and continued validity of that certain Employee Noncompetition, Nondisclosure, Nonsolicitation and Developments Agreement dated April 11, 2005 (the “NDA”), the terms of which are incorporated by reference as material terms of this Agreement.  Executive agrees that his obligations under the NDA expressly survive the cessation of his employment and that he will fully abide by his obligations thereunder.

6.                                      Taxation of Payments and Benefits.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Except to the extent otherwise specified, nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.                                      Indemnification.  Executive shall continue to have the right to be indemnified to the maximum extent permitted by the certificate of incorporation and/or by-laws of the Company in effect with respect to liability arising out of his services as an officer and director of the Company, and under the Company’s Directors & Officers Liability insurance policy.

8.                                      Integration.  This Agreement, including the NDA and the Equity Documents, constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior agreements between the parties, including without limitation any term or provision in the Employment Agreement, except for the definition of “Cause,” which is incorporated by reference into this Agreement.  Executive acknowledges that this Agreement resolves all matters concerning his employment separation, including, without limitation, separation compensation and supersedes any similar, conflicting or prior terms in the Employment Agreement.  Executive shall not be entitled to any payments or benefits other than those provided for or referenced in this Agreement.

9.                                      Assignment; Successors and Assigns, etc.  The Company may assign its rights under this Agreement in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon Executive and the Company and each party’s respective successors, executors, administrators, heirs and permitted assigns.

10.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that Executive violates a term of this Agreement, and the Company prevails in enforcing this Agreement, Executive agrees that that Company is entitled to recover its costs, including reasonable attorney fees incurred in connection with any claim or cause of action arising under such default.  Executive agrees that any and all payments or benefits under this Agreement will automatically terminate upon any actual or threatened (in the Company’s determination and upon written notice to Executive) violation of this Agreement by Executive.

11.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.                               Notices.  Except for the notice of revocation referenced in the Release, any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.  Delivery by overnight courier service shall be effective on the first business day after mailing.  Delivery by registered or certified mail shall be effective three days after mailing.  Delivery in person shall be effective upon delivery.

13.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

14.                               Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

15.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original.  Such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

VIRTUSA CORPORATION

By:	/s/Ranjan Kalia
Its:	EVP & CFO

/s/ Raj Rajgopal
RAJ RAJGOPAL

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Raj Rajgopal, hereby acknowledge and certify that I entered into a Separation and Release Agreement with Virtusa Corporation and its divisions, subsidiaries and affiliated companies (the “Company”), dated                 , 2018 (the “Agreement”).  Pursuant to that Agreement, I am required to execute this certificate, which updates the release of claims in Section 4 of the Agreement (this “Certificate”) as a condition of my receipt (and retention of) the consideration described in Section 3 of the Agreement.  I further understand that I may not sign this Certificate until on or after the Resignation Date (as defined in the Agreement), and that I must return it to the Company within seven (7) days after the Resignation Date.

I, therefore, agree as follows:

1.                                      A copy of this Certificate was attached to the Agreement as Exhibit A.  The Company has advised me to consult an attorney prior to signing this Certificate.

2.                                      In consideration of my receipt of the consideration described in Section 3 of the Agreement, I hereby extend the effective date of the release of claims in Section 4 of the Agreement to any and all Claims (as defined therein and as fully described therein) through the date I signed this Certificate.

3.                                      I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.                                      I agree that this Certificate is part of the Agreement.

RAJ RAJGOPAL

Date: